UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 12, 2016

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 12, 2016, Symantec Corporation (the “Company”), S-B0616, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Blue Coat, Inc., a Delaware corporation (“Blue Coat”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company would acquire all of the outstanding capital stock of Blue Coat through a merger of Merger Sub with and into Blue Coat, with Blue Coat surviving the merger as a wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, at the closing of the Merger (the “Closing”), the Company will pay an aggregate consideration of $4.65 billion in cash based on the estimated Blue Coat debt and cash balances at time of close and before estimated transaction expenses.

Completion of the Merger will be subject to the satisfaction or waiver of customary closing conditions, including, among others, (i) the approval of the Merger by an affirmative vote of the holders of a majority of the outstanding capital stock of Blue Coat, which approval was effected after execution of the Merger Agreement by written consent of certain Blue Coat stockholders, (ii) absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to Blue Coat, (iii) the accuracy of representations and warranties (subject to materiality or Company Material Adverse Effect (as defined in the Merger Agreement) qualifiers, as applicable), (iv) the absence of any court or governmental order or other legal restraint or prohibition preventing the consummation of the Merger and (v) the expiration of the waiting period or receipt of approvals under the Hart-Scott-Rodino Act and other applicable antitrust laws. The consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations and warranties of the Company, Merger Sub and Blue Coat. The Company and Blue Coat have agreed to various customary covenants and agreements, including, among others, an agreement by Blue Coat to conduct its business in the ordinary course in all material aspects during the period prior to the Closing and not to engage in certain kinds of transactions during this period. The Merger Agreement provides that Blue Coat’s outstanding senior notes will be redeemed in accordance with the redemption provisions of the indenture governing the senior notes, and it is presently anticipated that this redemption would be completed at or about the Closing. The Merger Agreement generally requires each party to use reasonable best efforts to consummate the Merger and related transactions and obtain the required antitrust approvals, subject to certain limitations.

The Merger Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Blue Coat, and under certain other conditions, including the event that the Merger is not consummated by December 12, 2016.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Blue Coat, Merger Sub or their respective subsidiaries or affiliates or stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors or securityholders. Investors and securityholders should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, Blue Coat, Merger Sub or any of their respective subsidiaries, affiliates, businesses, or stockholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Accordingly, investors and securityholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company and its subsidiaries that the Company includes in reports, statements and other filings it makes with the U.S. Securities and Exchange Commission (the “SEC”).

Term Loan Commitment Letter

In connection with the execution of the Merger Agreement, on June 12, 2016, the Company entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Market Inc., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC (together with its designated affiliates, “Commitment Parties”), pursuant to which the Commitment Parties committed to provide a term loan facility (the “Term Loan Facility”) in an aggregate amount of $2.8 billion, consisting of a $1.8 billion five-year term loan, an $800 million three-year term loan and a $200 million three-year term loan. The commitments of the Commitment Parties to provide the Term Loan Facility are subject to customary conditions, including the consummation of the Merger, absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to Blue Coat, the execution and delivery of definitive documentation, the accuracy of certain specified representations and other customary closing conditions.

Certain of the Commitment Parties who are existing lenders of the Company have agreed to consent to amend (the “Credit Facility Amendments”) the Company’s existing credit agreement, dated as of May 10, 2016, by and among the Company and the existing lenders parties thereto (the “Existing Credit Agreement”) to, among other things, modify certain financial covenants and permit the term loans described above, which amendments would become operative upon the Closing. In the event the Credit Facility Amendments are not approved, the Commitment Parties committed to provide a $2.0 billion replacement credit facility.

Investment Agreement

On June 12, 2016, the Company entered into an investment agreement (the “Investment Agreement”) with Bain Capital Fund XI, L.P. and Bain Capital Europe Fund IV, L.P. (collectively, “Bain”) and Silver Lake Partners IV Cayman (AIV II), L.P. (“Silver Lake”, and together with Bain and their respective designated affiliates, the “Purchasers”), relating to the issuance to the Purchasers of $1.25 billion aggregate principal amount of 2.0% convertible unsecured notes due 2021 (the “Notes”). The transactions contemplated by the Investment Agreement (the “Investment Transactions”) are expected to close concurrently with the Merger (the “Investment Agreement Closing”), subject to satisfaction of the conditions set forth in the Investment Agreement.

Issuance of Convertible Notes

The Notes are expected to be governed by an indenture (the “Indenture”) between the Company and an institutional trustee, and will bear interest at a rate of 2.0% per annum, payable semiannually in cash. The Notes will mature in 2021 subject to earlier conversion.

The Notes will be convertible into cash, shares of the Company’s common stock (the “Common Stock”) or a combination of cash and Common Stock, at the Company’s option, at a conversion rate of 48.9860 per $1,000 principal amount of the Notes (which represents an initial conversion price of approximately $20.41 per share), subject to customary anti-dilution adjustments. Notes that are converted in connection with a Make-Whole Fundamental Change (as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate.

With certain exceptions, upon a change in control of the Company, the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a purchase price equal to the principal amount plus accrued and unpaid interest. The Notes are not redeemable by the Company.

The Indenture will include customary events of default, which may result in the acceleration of the maturity of the Notes under the Indenture.

Board Representation

In connection with, and subject to, the Investment Agreement Closing, the Company will increase the size of the Company’s Board of Directors (the “Board”) from ten to eleven members and appoint one nominee designated by Bain to the Board. The Bain nominee will be David Humphrey, managing director of Bain.

Bain’s rights to Board representation will terminate under certain circumstances, as described in the Investment Agreement, including if Bain and its affiliates beneficially own less than 4% of all the Common Stock (on an as-converted basis) then outstanding.

For so long as Bain has rights to nominate a director to the Board, the Company has, subject to the approval of the Nominating and Governance Committee of the Board, agreed to include such person in its slate of nominees for election to the Board at each of the Company’s meetings of stockholders in which directors are to be elected and to use its reasonable efforts to cause the election of such person.

Standstill and Voting Obligations

Pursuant to the Investment Agreement, the Purchasers have agreed, subject to certain exceptions, that until the earliest of (i) the later of (A) the date that is six months following such time as (x) in the case of Bain, Bain or its affiliates no longer have a representative or rights to have a representative on the Board and (y) in the case of Silver Lake, Silver Lake or its affiliates no longer have a representative or rights to have a representative on the Board and (B) the three-year anniversary of the Investment Agreement Closing, (ii) the effective date of a change in control of the Company and (iii)(x) in the case of Bain, 90 days after Bain does not beneficially own any Notes or shares of Common Stock other than any shares issued to any Bain designee as compensation for their service on the Board and (y) in the case of Silver Lake, 90 days after Silver Lake does not beneficially own any Notes or shares of Common Stock other than any shares issued to any Silver Lake designee as compensation for their service on the Board (the “Standstill Period”), the Purchasers will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, the Purchaser would collectively own in the aggregate more than 12.5% of the then outstanding voting securities of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company or its securities, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of 12.5% or more of the outstanding voting securities of the Company or (v) call or seek to call any meeting of stockholders or other referendum or consent solicitation.

In addition, each Purchaser has agreed to vote any shares of Common Stock beneficially owned by it during the Standstill Period in accordance with the recommendations of the Board at each meeting of stockholders of the Company or pursuant to any action by written consent.

Transfer and Conversion Restrictions

The Investment Agreement restricts the Purchasers’ ability to transfer or convert the Notes to Common Stock, subject to certain exceptions specified in the Investment Agreement and summarized below.

Prior to the earlier of (i) the 12-month anniversary of the Investment Agreement Closing and (ii) the effective date of a change of control of the Company, the Purchasers will be restricted from transferring or entering into an agreement that transfers the economic consequences of ownership of the Notes or converting the Notes. These restrictions shall not apply to, among others transfers, pledges of the Notes or the satisfaction of obligations related to pledged Notes, in each case in connection with one or more bona fide margin loans.

Registration Rights

Subject to certain limitations, the Investment Agreement provides the Purchasers with certain registration rights for the Notes, the 2.5% convertible senior notes due 2021 issued by the Company under the indenture dated March 4, 2016 (the “Other Notes”), the shares of Common Stock issuable upon conversion of the Notes or the Other Notes and certain other shares of Common Stock that may be held by the Purchasers.

The foregoing description of the Investment Agreement is qualified in its entirety by reference to the Investment Agreement (including the form of Indenture attached as Exhibit A thereto), which is attached hereto as Exhibit 2.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information relating to the financing contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Securities.

On June 12, 2016, the Company entered into the Investment Agreement, pursuant to which it agreed to sell $1.25 billion aggregate principal amount of the Notes to the Purchasers in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company will offer and sell the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations made by the Purchasers in the Investment Agreement.

The information relating to the Investment Agreement contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On June 12, 2016, the Company announced that, in connection with the Merger, the Board has appointed Gregory Clark, the current chief executive officer of Blue Coat, as its Chief Executive Officer and a member of the Board effective upon, and subject to, the Closing. Mr. Clark, age 51, has served as the chief executive officer of Blue Coat and as a member of Blue Coat’s board of directors since September 2011. Prior to joining Blue Coat, Mr. Clark was the president and chief executive officer of Mincom, a global software and service provider to asset-intensive industries, from 2008 to August 2011. Before joining Mincom, Mr. Clark was a founder and served as president and chief executive officer of E2open, a provider of cloud-based supply chain software, from 2001 until 2008. Earlier in his career, Mr. Clark founded security software firm Dascom, which was acquired by IBM in 1999. Mr. Clark served as a distinguished engineer and vice president of IBM’s Tivoli Systems, a division providing security and management products, from 1999 until 2001. Mr. Clark holds a B.S. from Griffith University.

There are no family relationships between Mr. Clark and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On the effective date of his appointment, Mr. Clark will enter into an Indemnification Agreement with the Company, on substantially the terms contained in the Company’s standard form, which provides for indemnification of the indemnitee to the full extent allowed by Delaware law.

Appointment of Director

On June 12, 2016, pursuant to the Investment Agreement and conditioned and effective upon the Investment Agreement Closing, David Humphrey, managing director of Bain, will join the Board as a director of the Company. It has not yet been determined on which committees of the Board he will serve.

Except for the Investment Agreement, and the transactions contemplated thereby, there are no arrangements or understandings pursuant to which Mr. Humphrey was appointed to the Board. Mr. Humphrey currently serves on the Board of Blue Coat, which is a party to the Merger Agreement described in Item 1.01 of this Current Report on Form 8-K.

In connection with his appointment, Mr. Humphrey will receive a pro-rated portion of the annual cash and equity retainer that is part of the standard compensation received by the Company’s non-employee directors.

On the effective date of his appointment, Mr. Humphrey will enter into an Indemnification Agreement with the Company, on substantially the terms contained in the Company’s standard form, which provides for indemnification of the indemnitee to the full extent allowed by Delaware law.

Departure of Chief Executive Officer, Interim President and Chief Operating Officer.

Effective upon the Closing and the appointment of Mr. Clark as the Company’s Chief Executive Officer, Michael A. Brown will cease serving as Chief Executive Officer of the Company and Mr. Brown will resign from the Board. Effective upon the Closing, Ajei Gopal will cease serving as Interim President and Chief Operating Officer of the Company.

Officer Compensation

Mr. Clark’s Employment Agreement.

On June 12, 2016, the Company entered into an employment agreement with Mr. Clark, to be effective upon the closing of the Merger (the “Clark Agreement”). The material terms of Mr. Clark’s compensation arrangements and the Clark Agreement are summarized below.

Base Salary and Bonus. Mr. Clark will receive an annual base salary of $1,000,000. He is also eligible for an annual bonus under the Company’s annual bonus plan with a target amount of 100% of base salary. The actual amount of the annual bonus will be determined by the independent members of the Board based on the Company’s achievement of targeted performance metrics for the Company in the relevant fiscal year.

Re-vesting of Options. In connection with the Merger, Mr. Clark’s option to purchase shares of Blue Coat’s common stock (“Assumed Clark Options”) will be assumed by the Company and the entire portion of the Assumed Clark Options will vest monthly over two years starting from the date of the Closing, subject to Mr. Clark’s continued service to the Company. The shares acquired upon exercise of the Assumed Clark Options are subject to transfer restrictions for two years following the Closing but may be released from such restriction on or after the one-year anniversary of the closing if the Common Stock achieves a specified volume weighted average trading price over a defined period.

Grant of Restricted Stock Units and Performance-Based Restricted Stock Units. Upon his appointment as the Company’s Chief Executive Officer, Mr. Clark will be granted the following.

•	2017 Equity Award: Prior to the Closing, Blue Coat will grant to Mr. Clark a combination of restricted stock units (“RSUs”) and performance-based restricted stock units (“PRUs”) equal to $15,000,000 in value on the date of grant (the “2017 Equity Award”). 30% of the 2017 Equity Award will be RSUs and 70% will be PRUs. Upon the Closing, the RSUs and PRUs will convert into Company RSUs and PRUs based on the exchange ratio in the Merger Agreement. The RSUs will vest over a three-year period with 30% of the RSUs vesting on the one-year anniversary of the Closing, an additional 30% vesting on the two-year anniversary of the Closing and the final 40% vesting on the three-year anniversary of the Closing. The PRUs will vest, subject to Mr. Clark’s continued service to the Company, based on the Company’s achievement of certain performance metrics during the applicable performance period as determined by the Company’s Compensation and Leadership Development Committee (the “Compensation Committee”) as summarized below:

•	0% of the PRUs shall vest if the Company’s performance is below the threshold level;

•	100% of the PRUs shall vest if the Company’s performance meets the threshold level;

•	200% of the PRUs shall vest if the Company’s performance is at the excess threshold level; and

•	300% of the PRUs shall vest if the Company’s performance is at or above the maximum level.

•	2018 Equity Award: For fiscal year 2018 under the Clark Agreement, the Company has committed to grant Mr. Clark a combination of RSUs and PRUs equal to $15,000,000 on the grant date in relative amounts subject to terms and conditions approved by the Company’s Compensation Committee.

•	Retention RSUs: Blue Coat had previously agreed to grant Mr. Clark a $15,000,000 cash retention bonus, subject to certain vesting requirements. In lieu thereof, prior to the Closing Blue Coat will grant Mr. Clark RSUs with an equal dollar value that will convert into Company RSUs based on the exchange ratio in the Merger Agreement (the “Retention RSUs”). Subject to Mr. Clark’s continued service with the Company, 50% of the Retention RSUs will vest on November 12, 2016 and 50% will vest on November 12, 2017.

Severance Terms. Pursuant to the Clark Agreement, Mr. Clark is entitled to receive certain benefits upon termination of his employment with the Company under certain circumstances. In the event of (i) an involuntary termination of Mr. Clark’s employment by the Company for any reason other than “Cause” (as defined in the Clark Agreement) or (ii) Mr. Clark’s resignation for “Good Reason” (as defined in the Clark Agreement), Mr. Clark will be entitled to (x) a lump-sum cash payment of two-years of his base salary then in effect within 60 days following such termination date; (y) reimbursement of COBRA premiums for a 18-month period after such termination date; and (z) acceleration of 100% of the Assumed Clark Options, the Retention RSUs and the unvested Restricted Reinvestment Shares (as defined below). Upon a Change of Control (as defined in the Clark Agreement) of the Company, Mr. Clark will be entitled to 100% acceleration of any unvested Retention RSUs. All severance benefits described above are conditioned upon Mr. Clark’s execution of a customary release of claims in agreed form in favor of the Company.

Mr. Clark shall not be entitled to any benefits under the Clark Agreement in the case of his involuntary termination for Cause or his resignation under circumstances that do not constitute Good Reason.

The foregoing description of the Clark Agreement is qualified in its entirety by reference to the full text of the Clark Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 1, 2016.

Mr. Clark’s Reinvestment Agreements.

On June 12, 2016, in connection with the Merger, the Company entered into substantially similar reinvestment agreements with Mr. Clark and an entity controlled by Mr. Clark (the “Reinvestment Agreements”), pursuant to which Mr. Clark agreed to purchase 2,329,520 shares of Common Stock (the “Reinvestment Shares”) for an aggregate purchase price of $40,300,696 at the Closing. 207,907 of the Reinvestment Shares (the “Restricted Reinvestment Shares”) will vest monthly over the period starting from the date of the Closing until October 30, 2019, subject to Mr. Clark’s continued service to the Company. All of the Reinvestment Shares are subject to transfer restrictions for two years after the purchase date but may be released from such restriction on or after the one-year anniversary of the Closing if the Common Stock achieves a specified volume weighted average trading price over a defined period as set forth in the Reinvestment Agreements.

The foregoing description of the Reinvestment Agreements is qualified in its entirety by reference to the full text of the form of reinvestment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 1, 2016.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 12, 2016, by and among Symantec Corporation, S-B0616 Merger Sub, Inc. and Blue Coat, Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2	Investment Agreement, dated as of June 12, 2016, by and among Symantec Corporation, Bain Capital Fund XI, L.P., Bain Capital Europe Fund IV, L.P. and Silver Lake Partners IV Cayman (AIV II), L.P. (including the form of Indenture attached as Exhibit A thereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: June 14, 2016	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 12, 2016, by and among Symantec Corporation, S-B0616 Merger Sub, Inc. and Blue Coat, Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2	Investment Agreement, dated as of June 12, 2016, by and among Symantec Corporation, Bain Capital Fund XI, L.P., Bain Capital Europe Fund IV, L.P. and Silver Lake Partners IV Cayman (AIV II), L.P. (including the form of Indenture attached as Exhibit A thereto).